EXHIBIT 99.1

Evolving Systems Reports Second Quarter 2017 Financial Results and Completes the Acquisition of Business Logic Systems

2017 Second Quarter and Six-Month Highlights:

•                  Q2 — 2017 Net income increased 41% YoY; 37th consecutive profitable quarter

•                  Year-to-date Net income increased 72% YoY

•                  Q2-2017 Adjusted EBITDA of $2.2 million increased 15% over Q1-2017

•                  Q2-2017 Earnings per share of $0.09 compared to $0.07 in Q2-2016

•                  Expanded existing relationship with leading digital security partner and secured two customer acquisition and activation solution upgrades at Tier-1 operators in the Middle East and Southeast Asia

ENGLEWOOD, Colorado — August 8, 2017 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in consumer lifecycle engagement, analytics and monetization solutions for connected mobile devices worldwide, today reported financial results for its second quarter ended June 30, 2017.

“In the second quarter, we continued to deliver our full range of mobile consumer life-cycle engagement and monetization solutions to both new and existing customers, while making steady progress on our transition towards a managed service business model,” said Thomas Thekkethala, Chief Executive Officer of Evolving Systems. “We continue to see the market for our services evolve, as carriers and enterprises of all kinds seek innovative ways to engage, upsell and retain their customers, while increasing revenue.”

Mr. Thekkethala continued, “With our acquisition of BLS, which closed in July, we have strengthened our offering, and expanded both our global reach and customer base. We now service over 90 customers spanning 66 countries across the world. Furthermore, through the combination of our partner network, our deep expertise, and robust solution set now being delivered as a managed service, we can uniquely assist our customers to better serve their subscribers. This is done by harnessing the power of data-driven customer value management and engagement solutions. We continue to seek out ways, both organically and inorganically, to drive top- and bottom-line improvements and believe we are on track to deliver increased value for our shareholders and our global customers in the coming years.”

Second Quarter Financial Results Recap

The Company reported total revenue of $6.2 million or a 6% improvement over Q1-2017 and a 2.4% improvement over Q2-2016. The modest growth is part of the managed services strategy of creating longer-term recurring revenues over the life of the contract instead of all at once in the traditional license model.  Recurring revenues were 59% of the total mix during the quarter and year-to-date. For the six months ended June 30, 2017, total revenue was $12.1 million vs. $12.6 million for the six months ended June 30, 2016. Quarterly and year-to-date revenue results were as expected as the Company continues to migrate to a managed services model.

Net income in Q2-2017 was $1.1 million compared to $0.8 million in Q2-2016 or a 41% YoY improvement, and was up 13% over Q1-2017. Net income year-to-date was $2.1 million vs. $1.2 million for the first half of 2016 or a 72% increase year-over-year.

Adjusted EBITDA in Q2-2017 was $2.2 million compared to $2.0 million in Q2-2016 or an 8% YoY improvement, and was up 15% over Q1-2017. Adjusted EBITDA year-to-date was $4.1 million vs. $3.8 million for the first half of 2016 or a 7% increase year-over-year. Earnings per share in Q2-2017 was $0.09 compared to $0.07 in Q2-2016 and $0.08 in Q1-2017. Earnings per share year-to-date was $0.17 versus $0.10 for the first half of 2016.

Cash and cash equivalents stood at $5.5 million as compared to $7.6 million as of December 31, 2016. The Company also had restricted cash of $1.6 million in escrow for the acquisition of BLS as of the end of the 2017 second quarter. Contract receivables, net of allowance for doubtful accounts were $7.6 million, an increase of $1.7 million as compared to December 31, 2016. Working capital increased to $10.4 million from $8.0 million at year-end.

Conference Call

The Company will conduct a conference call and webcast today at 4:30 p.m. Eastern Time/2:30 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers.  The conference ID number is 57917966. A telephone replay will be available through August 22, 2017, and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference ID number is also 57917966. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q2 earnings call’ icon at left.  A replay of the webcast will be accessible at that website through August 22, 2017. The webcast is also available by clicking the following link: http://edge.media-server.com/m/p/wbqwvyuq.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services for connected mobile devices to over 90 network operators in 66 countries worldwide. The Company’s portfolio includes market-leading solutions and services for consumer lifecycle engagement (acquisition, activation, upsell, retention) analytics and monetization. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products; the ability to successfully transition to a managed-service, recurring revenue model; the ability to sustain sales and profit momentum and generate long-term revenue growth; and the ability to post quarterly results that are similar to those described in this press release; the ability to satisfy traditional closing conditions and close on the purchase of Business Logic Systems; and the ability to integrate BLS and expand the Company’s geographic footprint, strengthen its solutions portfolio and create additional shareholder value are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2017; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations Contact:

Michael Glickman

Senior Vice President, Investor Relations

GW Communications (for Evolving Systems)

Tel: (917) 397-2272

Email: mglickman@GWCco.com

Evolving Systems, Inc.

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016

Revenue:
License fees	$720	$629	$1,063	$1,442
Services	5,502	5,449	11,034	11,116
Total revenue	6,222	6,078	12,097	12,558

Costs of revenue and operating expenses:
Costs of revenue excluding depreciation and amortization	1,564	1,263	3,109	2,712
Sales and marketing	978	1,191	2,046	2,571
General and administrative	1,020	854	1,993	1,822
Product development	669	833	1,143	1,788
Depreciation	50	71	101	148
Amortization	196	195	392	391
Restructuring	—	63	—	1,004
Total costs of revenue and operating expenses	4,477	4,470	8,784	10,436
Income from operations	1,745	1,608	3,313	2,122

Other income (expense):
Interest income	1	1	1	3
Interest expense	(71)	(73)	(143)	(191)
Foreign currency exchange gain (loss)	(219)	(446)	(392)	(247)
Other expense (expense), net	(289)	(518)	(534)	(435)

Income from operations before income taxes	1,456	1,090	2,779	1,687
Income tax expense	354	310	704	480
Net income	$1,102	$780	$2,075	$1,207

Basic income per common share	$0.09	$0.07	$0.17	$0.10
Diluted income per common share	$0.09	$0.07	$0.17	$0.10

Weighted average basic shares outstanding	11,935	11,803	11,928	11,799
Weighted average diluted shares outstanding	11,972	11,964	11,958	11,961

Evolving Systems, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$5,514	$7,614
Short-term restricted cash	1,557	—
Contract receivables, net	7,592	5,867
Unbilled work-in-progress	5,047	3,376
Prepaid and other current assets	2,165	1,553
Total current assets	21,875	18,410
Property and equipment, net	248	546
Amortizable intangible assets, net	3,809	4,200
Goodwill	21,284	20,599
Long-term deferred income taxes	170	—
Total assets	$47,386	$43,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Term loan — current	$1,988	$1,997
Accounts payable and accrued liabilities	4,880	4,275
Income taxes payable	784	617
Unearned revenue	3,869	3,532
Total current liabilities	11,521	10,421

Long-term liabilities:
Term loan, net	3,000	4,000
Total liabilities	14,521	14,421

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	98,033	97,744
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(8,825)	(9,992)
Accumulated deficit	(55,102)	(57,177)
Total stockholders’ equity	32,865	29,334
Total liabilities and stockholders’ equity	$47,386	$43,755

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Adjusted EBITDA:

Net income	$1,102	$780	$2,075	$1,207
Depreciation	50	71	101	148
Amortization of intangible assets	196	195	392	391
Stock-based compensation expense	183	70	264	146
Restructuring	—	63	—	1,004
Interest expense, net	289	518	534	435
Income tax expense	354	310	704	480
Adjusted EBITDA	$2,174	$2,007	$4,070	$3,811

Non-GAAP net income and income per share:
GAAP net income	$1,102	$780	$2,075	$1,207
Amortization of intangible assets	196	195	392	391
Stock-based compensation expense	183	70	264	146
Restructuring	—	63	—	1,004
Income tax adjustment for non-GAAP*	(141)	(120)	(243)	(508)
Non-GAAP net income	$1,340	$988	$2,488	$2,240

Diluted net income per share:
GAAP	$0.09	$0.07	$0.17	$0.10
Non-GAAP	$0.11	$0.08	$0.21	$0.19
Shares used to compute diluted EPS	11,972	11,964	11,958	11,961

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.